UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): October 27, 2006

Asia Global Holdings Corp.
(Exact name of Registrant as specified in its charter)

NEVADA	333-64804	75-3026459
(State of incorporation	(Commission file number)	(I.R.S. employer identification number)
or organization)

1601-1604 CRE Centre 889 Cheung Sha Wan Road Kowloon, Hong Kong (Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 213-243-1503

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 18, 2006, Asia Global Holdings Corp. (“AAGH”) entered into an Employment Agreement (the “Agreement”) with Michael Mak to serve as President and Chief Executive Officer.

Mr. Mak’s employment at AAGH will be at-will. He will receive a salary of $60,000 per year. He will be eligible for an annual cash performance bonus ranging from 0% to 120% of eligible salary. In addition, Mr. Mak will receive a signing bonus of 2,000,000 shares of 144 Restricted Common Stock (“Shares”), with the Shares payable upon execution of the Agreement. If Mr. Mak leaves the company voluntarily or due to termination for reasons other than death or permanent and total disability before completing one year of employment, the Shares must be returned to AAGH.

Mr. Mak will receive a stock award of 500,000 shares of Asia Global Holdings Corp. Series A Convertible Preferred Stock, which will vests within 15 days of the execution of the Agreement.

A copy of Mr. Mak’s Employment Agreement is attached to this filing.

ITEM 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 24, 2006, the Company filed a Certificate of Designation with the Secretary of State of Nevada creating a new class of stock, designated as Series A Convertible Preferred Stock (“Series A”). The designated amount of Series A is 500,000 shares (“Series A Shares”) at a par value of $0.001. The Series A Shares are convertible at a ratio of 200:1 and is non-dilutible or reversible.

A copy of the Certificate of Designation is attached to this filing.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Description

3.1	Certificate of Designation dated October 24, 2006

10.1	Employment Agreement dated August 18, 2006

99.1	Board of Director’s Resolution dated August 17, 2006, Creating Series A Convertible Preferred Stock

99.2	Shareholder’s Resolution dated August 17, 2006, Creating Series A Convertible Preferred Stock

99.3	Board of Director’s Resolution dated August 18, 2006, Approving of Employment Agreement

99.4	Shareholder’s Resolution dated August 18, 2006, Approving of Employment Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASIA GLOBAL HOLDINGS CORP.

Dated: October 26, 2006	By: /s/ Michael Mak
Michael Mak, President